Exhibit 99.1

United Refining Company Announces Private Offering of Senior Notes

WARREN, PENNSYLVANIA, July 22, 2004 – United Refining Company today announced that it intends to commence a private placement offering to eligible purchasers of $200 million of a new issue of senior notes due 2014. The notes are expected to be eligible for resale under Rule 144A of the Securities Act of 1933. The resale of the notes in connection with the private placement offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, institutional accredited investors and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

The Company expects to receive net proceeds of approximately $194.1 million from the sale of the notes by the Company in this offering, after deducting the estimated offering expenses of $5.9 million payable by the Company. The Company intends to use its net proceeds from this offering (1) to redeem $180.1 million of aggregate principal amount of its outstanding 10¾% Senior Notes plus an aggregate redemption premium of $3.2 million and $3.7 million of estimated accrued and unpaid interest through the date of redemption and (2) to pay a dividend to its stockholder of $5 million in the aggregate. The remainder will be used for general corporate purposes.

The notes being offered have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

CONTACT: James E. Murphy, Vice President and Chief Financial Officer

Phone: (814) 726-4674

Web site: http://www.urc.com